EXHIBITS 5.1 AND 23.2

[ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP LETTERHEAD ]

May 29, 2007

DGSE Companies, Inc. 2817 Forest Lane Dallas, Texas 75234

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to DGSE Companies, Inc., a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 1,171,836 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) or 2004 Stock Option Plan (the “2004 Plan”), which includes:

(a)  up to 750,000 shares of Common Stock newly reserved for awards to be granted under the 2006 Plan;

(b)  up to 264,336 shares of Common Stock newly reserved for options to be granted under the 2004 Plan; and

(c)  up to 157,500 shares of Common Stock reserved for issuance upon the exercise of options issued under the 2004 Plan.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the 2006 Plan and 2004 Plan (together, the “Plans”), certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and the Stock Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Article V, Section 6(a) of Company’s bylaws and Section 78.235 of the Nevada Revised Statutes, (ii) shares currently reserved will remain available for the issuance of the Shares, (iii) neither the Company’s charter documents nor any of the proceedings relating to either Plan, or any of the option agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

May 29, 2007

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the applicable Plan, and the stock option or other agreements provided for under the applicable Plan, including, without limitation, the authorization of the grant of an award as provided in the applicable Plan and the payment in full of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Nevada Private Corporations Code, the applicable provisions of the Nevada Constitution and reported decisions of the Nevada courts interpreting these respective laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plans, the option or other agreements related to the Shares, or the Registration Statement.

Respectfully submitted, /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP